CONSENT OF INDEPENDENT ACCOUNTANTS




We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 128 to the registration statement on Form N-1A (the "Registration Statement") of our report dated December 12, 2002, relating to the financial statements and financial highlights appearing in the October 31, 2002 Annual Report to Shareholders of Liberty Select Value Fund, and our report dated December 17, 2002, relating to the financial statements and financial highlights appearing in the October 31, 2002 Annual Report to Shareholders of Liberty Newport Global Equity Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants" in such Registration Statement.



/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Boston, Massachusetts
February 26, 2003